Exhibit 99.1

CONSENT OF PHILLIPS MCDOUGALL

We hereby consent to the use of our name in the Registration Statement on Form S-1 of Arcadia Biosciences, Inc. for the registration of its common stock, and any related preliminary prospectuses and prospectuses and any further amendments or supplements thereto (collectively, the “Registration Statement”) and to the references to us and our reports concerning commercial trait values appearing in the Registration Statement.

Date: 11 February, 2015

Phillips McDougall

By:	/s/ Dr. John McDougall
Name:	Dr. John McDougall
Title:	Director